CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 1999 on the consolidated financial statements of IDS Life Insurance Company and our report dated March 12, 1999 on the financial statements of IDS Life Variable Life Separate Account -- Flexible Premium Variable Life Subaccounts in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-69777) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policy (VUL-3) to be offered by IDS Life Insurance Company.


/s/ Ernst & Young LLP

Ernst & Young LLP
Minneapolis, Minnesota
April 23, 1999